Exhibit 99.1

Hallmark Human Resources, Inc.
Thomas Willis, CEO
817-326-0295

FOR IMMEDIATE RELEASE

HALLMARK HUMAN RESOURCES TO BECOME A PUBLIC COMPANY

THROUGH SHARE EXCHANGE WITH GREAT SPIRITS, INC.

-- Professional Employer Organization To Implement Acquisition Strategy --

GRANBURY, TX, June 15, 2010 – Great Spirits, Inc. (OTC BB: GSPS), today announced that it has entered into a definitive share exchange and reorganization agreement to acquire the outstanding capital stock of Hallmark Human Resources, Inc., a Granbury, Texas-based professional employer organization (“PEO”).  Following the transaction, Hallmark intends to acquire PEOs throughout the United States.  Hallmark also expects to change Great Spirit’s name and apply for a stock symbol change that more closely reflects Hallmark’s name.

Pursuant to the share exchange and reorganization agreement, Great Spirits will issue 5,187,944 shares of common stock to the shareholders of Hallmark in exchange for all the outstanding common stock of Hallmark, and Hallmark will become a consolidated subsidiary of Great Spirits.  In connection with the transaction, Brian Leftwich, the principal stockholder, Chief Executive Officer, and sole director of Great Spirits shall retire all but approximately 2,400,000 shares of his common stock of Great Spirits and also convert Hallmark’s outstanding indebtedness owed to Mr. Leftwich into approximately 427,000 shares of Great Spirits common stock.  Following the completion of the transactions, the current shareholders of Hallmark will own approximately 62% of the outstanding shares of Great Spirits, and Brian Leftwich will own approximately 34% of the outstanding shares.

New World Merchant Partners LLC acted as financial advisor to the parties in connection with the transaction.

Thomas Willis, Chief Executive Officer of Hallmark Human Resources said, “We believe that the definitive agreement to acquire control of Great Spirits will represent a significant step in implementing our business plan to become a premier national professional employer organization.  Upon closing of the transaction, we expect that our new status as a public company will enhance our efforts to expand operations, continue to identify quality acquisition candidates, and provide us with the visibility and transparency required to access the capital markets.”

He concluded, “The PEO industry is highly fragmented, with current valuations creating solid opportunities for us to implement our strategic acquisition plan and increase shareholder value.  We also appreciate the invaluable financial and strategic advice and guidance that the New World Merchant Partners team provided in the structuring and execution of these transactions, and we look forward to continuing our relationship with them.”

The transaction is subject to a number of contingencies, including, without limitation, the delivery by Hallmark of audited financial statements for the year ended December 31, 2009, as well as interim financial statements.  The parties anticipate that the transaction will close in July 2010.

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About Hallmark Human Resources, Inc.
Hallmark Human Resources, Inc. (www.hallmarkhr.com) is a professional employer organization or “PEO” dedicated to providing the highest level of human resource programs and services primarily to companies that have been previously unable to afford them. Because of its distinctive structure and sales strategy, Hallmark is able to bring “Fortune 500” benefits to small and mid-sized companies, as well as provide traditional payroll, tax, record keeping and benefits administration, all at a cost reduction to self-administered programs. Hallmark’s clients can focus on the “business of business” while Hallmark provides greatly enhanced human resource services. Hallmark currently provides PEO services to approximately 40 companies. It has approximately 400 employees and is a licensed PEO in approximately 40 states.

Great Spirits, Inc.
Great Spirits is a public “shell company” the common stock of which is quoted on the OTC Bulletin Board under the symbol “GSPS”.

About New World Merchant Partners LLC
New World Merchant Partners (NWMP), www.newworldmp.com, is a financial and strategic advisory and merchant banking firm. NWMP is led by seasoned professionals with long and successful track records as a result of their experience in finance, investment banking, legal, marketing, technology and operations, who provide turnkey solutions using a multi-dimensional analysis to maximize the ability of their clients to achieve their business objectives, capture opportunities, and posture for success. Collectively, NWMP’s principals have advised and assisted more than 100 management teams and owners to help them achieve their financial objectives through numerous corporate finance, M&A, and commercial transactions.

Forward-Looking Statements: A number of statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

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